As filed with the Securities and Exchange Commission on September 15, 1997
                                                     Registration No. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                             LARK TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

                  DELAWARE                             73-1461841
      (State or other jurisdiction of               (I.R.S. Employer
       incorporation or organization)              Identification No.)

                          9545 KATY FREEWAY, SUITE 465
                              HOUSTON, TEXAS 77024
           (Address of Principal Executive Offices Including Zip Code)


           LARK TECHNOLOGIES, INC. 1997 NONQUALIFIED STOCK OPTION PLAN
                           FOR NON-EMPLOYEE DIRECTORS
                            (Full title of the Plan)

          Douglas B. Wheeler
        Vice President, Finance                        Copy to:
     9545 Katy Freeway, Suite 465                William D. Gutermuth
         Houston, Texas 77024                Bracewell & Patterson, L.L.P.
            (713) 464-7488                 711 Louisiana Street, Suite 2900
  (Name, address and telephone number          Houston, Texas 77002-2781
         of agent for service)                      (713) 223-2900

                         CALCULATION OF REGISTRATION FEE

                                    PROPOSED MAXIMUM   PROPOSED MAXIMUM    AMOUNT OF
TITLES OF SECURITIES  AMOUNT TO BE   OFFERING PRICE   AGGREGATE OFFERING  REGISTRATION
  TO BE REGISTERED    REGISTERED**     PER SHARE*          PRICE*             FEE
==================== ============== ================= ================== ==============
Common Stock,           30,000
$0.001 par value        shares            $1.44            $43,200          $100.00
==================== ============== ================= ================== ==============

* Estimated, pursuant to Rule 457(h), solely for the purpose of calculating the registration fee as follows: the filing fee for the 30,000 shares not presently under option was calculated by reference to the average of the bid and ask price as reported on the NASD's "Bulletin Board" as of September 11, 1997 which was $1.44 per share, for a total maximum offering price for such 30,000 shares of $43,200.

** In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

      The following materials previously filed by Lark Technologies, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

      1. Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996; and

      2. Quarterly Reports on Form 10-QSB for the quarter ended March 31, 1997 and for the quarter ended June 30, 1997.

All documents filed by the Company with the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement on Form S-8 (the "Registration Statement"), which indicates that all the securities registered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

      Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that is or is deemed to be incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF THE SECURITIES.

      At September 15, 1997, the authorized capital stock of Lark Technologies, Inc. consisted of 8,000,000 shares of Common Stock of which 3,326,900 were issued and outstanding. Of the Common Stock, 320,968 shares are reserved for issuance upon the exercise of options.

      Each share of Common Stock entitles the holder to an equal and ratable right to receive dividends paid from the Company's assets legally available therefor when, as and if declared by the Board of Directors. In the event of dissolution, liquidation or winding up of the Company, the holders of Common Stock are entitled to share equally or ratably in the assets available for distribution after payments are made to the Company's creditors. The holders of Common Stock have no preemptive rights or other rights to subscribe for securities of the Company. Each share of Common Stock entitles the holder thereof to one vote in elections for directors and all other matters submitted to a vote of shareholders. The holders of Common Stock have no right to cumulate their votes in the election of directors.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Company is required to indemnify each present and future member of the Board of Directors against, and each member of the Board of Directors shall be entitled without further act on the member's part to indemnity from the Company for, all expenses (including the amount of judgments and the amount of approved settlements made with a view to the curtailment of costs of litigation, other than amounts paid to the Company itself) reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his being or having been a member of the Board of Directors, whether or not he continues to be such member of the Board of Directors at the time of incurring such expenses; provided, however, that such indemnity shall not include any expenses incurred by any such member of the Board of Directors (i) in respect of matters as to which he shall be finally adjudged in any such action, suit or proceeding to have been guilty of gross negligence or willful misconduct in the performance of his duty as such member of the Board of Directors; or (ii) in respect of any matter in which any settlement is effected, to an amount in excess of the amount approved by the Company on the advice of its legal counsel; and provided further, that no right of indemnification under the provisions set forth herein shall be available to or enforceable by any such member of the Board of Directors unless, within sixty
(60) days after institution of any such action, suit or proceeding, the Director shall have offered the Company, in writing, the opportunity to handle and defend same at its own expense. The foregoing right of indemnification shall inure to the benefit of the heirs, executors or administrators of each such member of the Board of Directors and shall be in addition to all other rights to which such member of the Board of Directors may be entitled as a matter of law, contract, or otherwise.

      The Company's Certificate of Incorporation and Bylaws incorporate substantially the provisions of the Delaware General Corporation Law providing for indemnification of directors and officers of the Company against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an officer or director of the Company or is or was serving at the request of the Company as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise.

      In the case of a derivative suit, an officer, employee or agent of the Company shall be indemnified by the Company for reasonable expenses, including attorneys' fees, if such person has acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in the case of a derivative suit in respect of any claim as to which an officer, employee or agent has been adjudged to be liable to the Company unless that person is fairly and reasonably entitled to indemnity for proper expenses. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company.

      The Company has purchased liability insurance policies covering its directors and officers to provide protection where the Company cannot legally indemnify a director or officer based on an alleged breach of fiduciary duty or other wrongful act.

ITEM 8.  EXHIBITS.

4.1   The Company's 1997 Nonqualified Stock Option Plan for Non-Employee
      Directors.

4.2   Form of the Company's Stock Option Agreement (Initial Grant).

4.3   Form of the Company's Stock Option Agreement (Annual Grant).

4.4 The Certificate of Incorporation and Bylaws further defining the rights of the security holders are incorporated by reference to Exhibits 3.1 and 3.2 of Form SB-2, Registration Number 333-04688, filed June 6, 1996.

5 The Opinion of Counsel regarding the legality of the securities being registered.

23.1 The Consent of Bracewell & Patterson, L.L.P. is included in the opinion as filed at Exhibit 5 of this Registration Statement.

23.2  The Consent of Ernst & Young LLP, independent public auditors.

ITEM 9.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement;

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any additional or changed information on the plan of distribution;

      PROVIDED, HOWEVER, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933 the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 15, 1997.

                                    LARK TECHNOLOGIES, INC.
                                    (Registrant)

                                    By  /s/ VINCENT P. KAZMER
                                        Vincent P. Kazmer
                                        President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment has been signed by the following persons in the capacities indicated on the dates indicated.

         Signature                        Title                      Date
         ---------                        -----                      ----

/s/   VINCENT P. KAZMER          President, Chief Executive   September 15, 1997
      Vincent P. Kazmer          Officer and Director

/s/   DOUGLAS B. WHEELER         Vice President, Finance      September 15, 1997
      Douglas B. Wheeler

/s/   STEPHEN J. BANKS           Director                     September 15, 1997
      Stephen J. Banks

/s/   George M. Britton          Director                     September 15, 1997
      George M. Britton

/s/   DAVID A. LAWSON            Director                     September 15, 1997
      David A. Lawson

/s/   FRANK VAZQUEZ              Director                     September 15, 1997
      Frank Vazquez

(Constituting a majority of the Board of Directors)

                                  EXHIBIT INDEX

Exhibit
Number                        Description of Exhibit
------                        ----------------------

   4.1 The Company's 1997 Nonqualified Stock Option Plan for Non-Employee Directors.

   4.2            Form of the Company's Stock Option Agreement (Initial Grant).

   4.3            Form of the Company's Stock Option Agreement (Annual Grant).

   4.4 The Certificate of Incorporation and Bylaws further defining the rights of the security holders are incorporated by reference to Exhibits 3.1 and 3.2 of Form SB-2, Registration Number 333-04688, filed June 6, 1996.

    5 Opinion of Bracewell & Patterson, L.L.P. regarding the legality of the shares of Common Stock covered by this Registration Statement.

  23.1 Consent of Bracewell & Patterson, L.L.P. (included in their opinion as filed at Exhibit 5 of this Registration Statement).

  23.2            The Consent of Ernst & Young LLP, independent public auditors.